EXHIBIT 99.1

j2 Global Reports Q2 2003 Earnings per Share of $0.47

Company’s fiscal 2003 earnings per share and revenue estimates revised upwards

LOS ANGELES, July 21, 2003—j2 Global Communications, Inc. [NASDAQ: JCOM], the provider of outsourced, value-added messaging and communications services, today reported financial results for the second quarter, ended June 30, 2003.

Second Quarter 2003 Results

Total revenues for the second quarter of 2003 increased 51% to $17.0 million compared to $11.3 million for the second quarter of 2002. Total revenues in Q2 2003 grew 12% versus Q1 2003 revenues of $15.2 million.

Earnings Before Taxes for Q2 2003 increased to $6.2 million, or 88%, compared to $3.3 million for the second quarter of 2002. Net earnings for Q2 2003 were $5.9 million, compared to $3.3 million in Q2 2002 and $5.0 million for Q1 2003. Net earnings per share on a fully diluted basis for Q2 2003 increased to $0.47 per share compared to $0.28 per share in Q2 2002 and $0.41 per share in Q1 2003.

Key financial results for the second quarter 2003 versus the second quarter of 2002 are as follows:

	Quarter	Quarter
	Ended	Ended
	Q1 2003	Q1 2002

Revenue	$17.0 million	$11.3 million

Earnings Before Taxes	$6.2 million	$3.3 million

Net Earnings	$5.9 million	$3.3 million

Net Earnings per fully diluted share	$0.47	$0.28

Free Cash Flow (1)	$7.1 million	$2.9 million

                            (1)    Net cash provided by operating activities, less expenditures on furniture, fixtures and equipment. A reconciliation to the most directly comparable GAAP financial measure is provided in the tables that follow this text.

“We are pleased with our performance during the second quarter of 2003, as we’re seeing continued strength in our Web channel, due in large part to the increased effectiveness of our lifecycle-management processes. In addition, we are also achieving results from our investments in Corporate Sales, our global network, and our product suite, including the recent launch of PaperMaster Pro,” said Scott Jarus, president of j2 Global. “Our revenue and earnings growth continue to reflect the value we are providing to our customers.”

2003 Business Outlook

Revised 2003 Estimates
In light of the Company’s performance through the first half of 2003, j2 Global today announced that it has revised upwards its 2003 revenue and net earnings per share estimate. In April 2003, the Company announced that it expected its revenue and net earnings per fully diluted share for 2003 to range from $66.0 to $69.0 million and $1.70 to $1.85, respectively. j2 Global now expects its 2003 revenue and net earnings per fully diluted share to exceed $69.6 million and $1.92, respectively. The following chart summarizes these revisions, which are based upon information as of the date of this press release:

	Revised	Previous
	Guidance	Guidance

Revenue	$69.6 million +	$66.0 — $69.0 million

Net Earnings per fully diluted share(1)	$1.92 +	$1.70 — $1.85

(1)	Revised guidance is based upon fully diluted shares of 12,781,584 as of July 14, 2003. Previous guidance was based upon fully diluted shares of 12,595,775.

Q2 2003 Estimates
For the third quarter of 2003, j2 Global anticipates revenue to approximate $18.7 million and net earnings per fully diluted share to approximate $0.52.

Quarter
Ended
Q2 2003

Revenue	$18.7 million

Net Earnings per fully diluted share(1)	$0.52

(1)	Guidance is based upon fully diluted shares of 12,781,584 as of July 14, 2003.

About j2 Global Communications

Founded in 1995, j2 Global Communications, Inc., provides outsourced, value-added messaging and communications services to more than four million customers around the world. j2 Global’s network spans more than 1,000 cities in 19 countries on five continents. The Company offers its patented services and software through three distinct sales channels: Web, Corporate and Licensed Services, and markets those services under the j2®, eFax®, jConnect®, jFax®, ConsensusTM, Hotsend®, PaperMaster®, Protofax® and Documagix® brands. As of June 30, 2003, j2 Global had achieved 25 consecutive quarters of revenue growth and six consecutive quarters of positive earnings. For more information about j2 Global, please visit www.j2global.com.

Contacts:
Christine Brodeur or C.J. Nance	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-829-0556 or 310-829-0534	323-372-3617
info@socketmedia.com	press@j2.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995, particularly those contained in the “2003 Business Outlook” portion. These forward-looking statements are based on management’s current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Ability to obtain telephone numbers in sufficient quantities on acceptable terms; subscriber growth and retention; uncertainties regarding the protection of proprietary technology or infringement of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and communications; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 31, 2003 and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov. The guidance provided in the “2003 Business Outlook” portion of this press release is based on limited information available to the Company at this time, which is subject to change. Although management’s expectations may change after the date of this press release, the Company undertakes no obligation to revise or update this guidance.

j2 Global Communications, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues
Subscriber	$16,307	$10,427	$30,761	$19,797
Advertising	609	705	1,221	1,532
Licensed services	121	174	263	357

Total revenue	17,037	11,306	32,245	21,686

Cost of revenues	3,247	2,701	6,257	6,142

Gross profit	13,790	8,605	25,988	15,544

Operating expenses:
Sales and marketing	2,866	1,434	5,376	2,731
Research and development	1,023	744	2,049	1,532
General and administrative	3,743	3,341	7,211	6,772

Total operating expenses	7,632	5,519	14,636	11,035

Operating earnings	6,158	3,086	11,352	4,509

Other income, net	69	232	143	325

Earnings before income taxes and cumulative effect
of change in accounting principle	6,227	3,318	11,495	4,834

Income tax expense	280	—	515	—

Earnings before cumulative effect of change in accounting
principle	5,947	3,318	10,980	4,834

Cumulative effect of change in accounting principle	—	—	—	225

Net earnings	$5,947	$3,318	$10,980	5,059

Basic net earnings per share	$0.53	$0.31	$0.98	$0.47

Diluted net earnings per share	$0.47	$0.28	$0.88	$0.44

Basic weighted average shares
outstanding	11,309,927	10,757,212	11,227,714	10,743,383

Diluted weighted average shares
outstanding	12,601,585	11,814,344	12,440,135	11,527,657

j2 Global Communications, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2003	December 31, 2002

ASSETS
Cash and cash equivalents	$44,428	$32,777
Short-term investments	2,079	—
Accounts receivable, net	5,234	5,082
Prepaid expenses and other	996	1,408

Total current assets	52,737	39,267

Furniture, fixtures and equipment, net	6,625	6,500
Goodwill and other purchased intangibles, net	17,616	17,324
Other assets	415	1,002

Total assets	$77,393	$64,093

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$3,462	$3,948
Deferred revenue	3,514	2,615
Current portion of long-term debt	303	595

Total current liabilities	7,279	7,158

Long-term debt	221	252

Total liabilities	7,500	7,410

Total stockholders’ equity	69,893	56,683

Total liabilities and stockholders’ equity	$77,393	$64,093

j2 Global Communications, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Cash flows from operating activities:
Net earnings	$5,947	$3,319	$10,980	$5,059
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	1,015	853	1,934	1,765
Compensation in exchange for note reduction	43	43	87	87
Non-cash income tax expense	—	—	203	—
Compensation in exchange for common stock	—	(47)	—	(47)
Gain on sale of investment	—	(162)	—	(162)
Cumulative change in accounting principle	—	—	—	(225)

Decrease (increase) in:
Accounts receivable	(448)	(227)	(107)	(378)
Interest receivable	25	15	6	(21)
Prepaid expenses	244	164	487	388
Other assets	(8)	82	(99)	(224)

(Decrease) increase in:
Accounts payable	1,154	(554)	(490)	(1,240)
Deferred revenue	570	172	849	396

Net cash provided by operating activities	8,542	3,658	13,850	5,398

Cash flows from investing activities:
Purchases of short-term investments, net	(2,079)	—	(2,079)	—
Repayments of note receivable	500	57	520	159
Advances under note receivable	(11)	—	(22)	—
Purchases of furniture, fixtures and equipment	(1,414)	(751)	(1,714)	(1,297)
Purchase of intangible asset	(200)	—	(200)	—
Acquisition of business, net of cash received	—	—	(175)	—
Proceeds from sale of equipment	—	—	73	—
Proceeds from sale of an investment	—	169	—	169

Net cash used in investing activities	(3,204)	(525)	(3,597)	(969)

Cash flows from financing activities:
Exercise of stock options	592	486	1,849	486
Proceeds from common shares issued under ESPP	88	—	178	—
Repayments of long-term debt, net	(319)	(352)	(629)	(559)

Net cash provided by (used in) financing activities	361	134	1,398	(73)

Net increase in cash	5,699	3,267	11,651	4,356

Cash and cash equivalents, beginning of period	38,729	20,176	32,777	19,087

Cash and cash equivalents, end of period	$44,428	$23,443	$44,428	$23,443

j2 Global Communications, Inc.
Unaudited Reconciliation of Free Cash Flow
(in thousands)

Free Cash Flow amounts are not meant as a substitute for GAAP, but are solely for informational purposes. The following table illustrates the adjustments and reconciles Free Cash Flow data to that reported in the financial statements.

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Net cash provided by operating activities	$8,542	$3,658	$13,850	$5,398

Deduct:
Purchases of furniture, fixtures and equipment	(1,414)	(751)	(1,714)	(1,297)

Free Cash Flow	7,128	$2,907	$12,136	$4,101

(1)

Free cash flow represents cash flow from operations calculated in accordance with generally accepted accounting principles (“GAAP”) after deducting capital expenditures. The Company believes that free cash flow is a useful measure of operating performance because it better reflects the resources generated that could be utilized for strategic opportunities including, among others, to invest in the business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. Free Cash Flow is not determined in accordance with GAAP and should not be considered as an alternative to historical financial results presented in accordance with GAAP.